Exhibit 99.1

Keysight Technologies Announces New Board Member

Appoints Kevin Stephens as a director March 1

SANTA ROSA, Calif., Feb. 22, 2022 – Keysight Technologies, Inc. (NYSE: KEYS), a leading technology company that delivers advanced design and validation solutions to help accelerate innovation to connect and secure the world, today announced that on Feb. 16, 2022, the Board of Directors appointed Kevin Stephens a director, effective Mar. 1, 2022.

“We are delighted to have Kevin join the Keysight Board,” said Ron Nersesian, chairman and CEO of Keysight. “Kevin brings a wealth of relevant and strong leadership experience, and we are looking forward to his insights and deep knowledge of the communications industry.”

Most recently, Mr. Stephens served as the Executive Vice President and President of the Business Services at Altice USA, a New York based broadband and video services provider. Prior to that, he served as President of Commercial and Advertising Operations at Suddenlink Communications, an internet service provider. Earlier in his career, Mr. Stephens held senior leadership positions at both Fortune 500 and start-up firms, including Cox Communications, Choice One Communications, and Xerox Corporation.

Mr. Stephens currently serves on the board of directors at Consumer Cellular, a privately held wireless service provider, and on the board of directors at Crown Castle Int’l (NYSE: CCI). Mr. Stephens earned a bachelor’s degree in business administration from the University of Michigan and an MBA from the University of Southern California.

About Keysight Technologies
Keysight delivers advanced design and validation solutions that help accelerate innovation to connect and secure the world. Keysight's dedication to speed and precision extends to software-driven insights and analytics that bring tomorrow's technology products to market faster across the development lifecycle, in design simulation, prototype validation, automated software testing, manufacturing analysis, and network performance optimization and visibility in enterprise, service provider and cloud environments. Our customers span the worldwide communications and industrial ecosystems, aerospace and defense, automotive, energy, semiconductor and general electronics markets. Keysight generated revenues of $4.9B in fiscal year 2021. For more information about Keysight Technologies (NYSE: KEYS), visit us at
www.keysight.com
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Additional information about Keysight Technologies is available in the newsroom at https://www.keysight.com/go/news and on Facebook, LinkedIn, Twitter and YouTube.

EDITORIAL CONTACT: Denise Idone, Worldwide +1 941-888-2388 denise.idone@keysight.com	INVESTOR CONTACT: Jason Kary +1 707 577 6916 jason.kary@keysight.com